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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Visual Edge Systems Inc.

    We hereby consent to the incorporation by reference in the Prospectus constituting this Registration Statement on Form S-3 of Visual Edge Systems Inc. of our report dated January 24, 1997 except as to note 9(b), which is as of April 3, 1997 included in the 1997 Annual Report on Form 10-KSB. Our report contains an explanatory paragraph that states that the Company has suffered recurring losses through 1996 and has contractual commitments under a license agreement which raise substantial doubt about its ability to continue as a going concern unless additional financing or equity is obtained. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

    We also consent to the references to our firm under the heading "Experts" in the Prospectus, which is part of such Registration Statement on Form S-3.

                                          /S/ KPMG PEAT MARWICK LLP

Fort Lauderdale, Florida